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MEDIA/INVESTORS CONTACT:
Susan Mesco
Cytogen Corporation
(609) 750-8213

              Cytogen Reports Third Quarter 2006 Financial Results

  Cytogen oncology portfolio expands to four products; launch of oral mucositis and xerostomia therapy CAPHOSOL(R) planned for early 2007.

PRINCETON, N.J., (NOVEMBER 2, 2006) -- Cytogen Corporation (NASDAQ: CYTO) today reported its consolidated financial results for the third quarter and nine months ended September 30, 2006. The Company also reiterated plans for the U.S. launch of CAPHOSOL(R) in early 2007. Approved as a prescription medical device, CAPHOSOL is a topical oral agent for the treatment of oral mucositis and dry mouth. CAPHOSOL was acquired by Cytogen in October 2006 and represents its fourth approved oncology product in the United States.

Cytogen reported a net loss of $5.7 million, or $0.26 per basic and diluted share for the third quarter of 2006, compared to a net loss of $7.1 million, or $0.40 per basic and diluted share, for the same period in 2005. For the nine months ended September 30, 2006, Cytogen reported a net loss of $6.2 million, or $0.28 per basic and diluted share, compared to a net loss of $21.5 million, or $1.31 per basic and diluted share, for the same period of 2005. Cytogen's financial results for the nine months ended September 30, 2006 were favorably impacted by a $12.9 million gain recognized in the quarter ended June 30, 2006 for the sale of its joint venture interest in the PSMA Development Company LLC
(PDC). Total product revenues for the third quarter of 2006 increased to $4.2 million compared to $3.5 million in the same period in 2005. For the nine months ended September 30, 2006, total product revenues increased to $12.8 million compared to $11.5 million in the same period of 2005.

"We are pleased to report year-over-year revenue growth, but equally important, we are enthusiastic about the addition of both CAPHOSOL and SOLTAMOX(TM) this year, as they significantly advance our therapeutic and supportive care oncology franchise," said Michael D. Becker, president and chief executive officer. "These two new products are strong additions to our portfolio because they are highly synergistic with our existing commercial infrastructure that focuses on medical oncologists, radiation oncologists, and oncology nurses. We now have a multi-product growth plan in place and believe that the Company is well positioned for revenue acceleration in 2007 and beyond. In addition, we will continue to explore accessing a broader range of clinical and commercial opportunities in the oncology marketplace."

MARKETED PRODUCTS
-----------------

Cytogen's specialized sales force currently markets QUADRAMET(R), SOLTAMOX, and PROSTASCINT(R) to the U.S. oncology market. The Company is also on track to launch

CAPHOSOL, its fourth approved oncology product, in early 2007. Approved as a prescription medical device, CAPHOSOL is a topical oral agent indicated in the U.S. as an adjunct to standard oral care in treating oral mucositis caused by radiation or high dose chemotherapy, a condition estimated to affect more than 400,000 cancer patients each year. CAPHOSOL is also indicated for dryness of the mouth (hyposalivation) or dryness of the throat (xerostomia) regardless of the cause or whether the conditions are temporary or permanent.

QUADRAMET

QUADRAMET is indicated for the relief of pain due to metastatic bone disease arising from prostate, breast, multiple myeloma and other types of cancer. Sales of QUADRAMET were $2.0 million for each of the quarters ended September 30, 2006 and 2005. Sales of QUADRAMET were $6.2 million for each of the nine months ended September 30, 2006 and 2005. The Company remains focused on progressing numerous initiatives designed to position QUADRAMET for future growth and market penetration by: (i) distinguishing QUADRAMET from first-generation agents within its class; (ii) empowering and marketing to key oncology prescribing audiences;
(iii) broadening palliative use within label beyond prostate cancer to include breast, lung and multiple myeloma; (iv) demonstrating the role of QUADRAMET in combination with other commonly used oncology agents; and (v) expanding clinical development to demonstrate the potential tumoricidal versus palliative attributes of QUADRAMET.

SOLTAMOX

SOLTAMOX, a cytostatic estrogen receptor antagonist, is the first oral liquid hormonal therapy approved in the U.S. It is indicated for the treatment of metastatic breast cancer and to reduce the incidence of breast cancer in women who are at high risk for the disease. Cytogen obtained the exclusive marketing rights for SOLTAMOX in April 2006 from Savient Pharmaceuticals.

In August 2006, Cytogen began introducing SOLTAMOX (tamoxifen citrate) to the U.S. oncology market. During the third quarter 2006, Cytogen began supplying the distribution channels for SOLTAMOX to support initial patient demand. As of September 30, 2006, Cytogen's balance sheet included approximately $100,000 in deferred revenue related to these initial activities. In accordance with U.S. generally accepted accounting principles (GAAP), Cytogen will recognize SOLTAMOX revenues in its consolidated statement of operations when the Company has sufficient information to estimate expected product returns. Cytogen expects to generate a heightened level of awareness for SOLTAMOX as a new treatment option in connection with its presence at the 29th Annual San Antonio Breast Cancer Symposium being held December 14-17, 2006.

PROSTASCINT

Sales of PROSTASCINT kits, the first and only commercial monoclonal antibody-based agent that targets prostate-specific membrane antigen (PSMA) to image the extent and spread of prostate cancer, increased to $2.2 million for the quarter ended September 30, 2006 compared to $1.5 million in the same period of 2005. For the nine months ended September 30, 2006, sales of PROSTASCINT grew to $6.5 million compared to $5.3 million in the same period of 2005. The Company remains focused on several key areas designed to position PROSTASCINT for future growth and market penetration by: (i) improving image quality through fusion technology;
(ii) validating the antigen targeted by PROSTASCINT as an independent prognostic factor; (iii) the publication and presentation of outcomes data; (iv) development of image-guided applications including brachytherapy, intensity modulated radiation therapy, surgery, and cryotherapy; and (v) expanding clinical development to demonstrate the potential for PROSTASCINT to monitor response to cytotoxic therapies and image other cancers.

COSTS AND EXPENSES
------------------

Total operating expenses for the quarter ended September 30, 2006 decreased to $10.4 million compared to $11.5 million for the same period in 2005. For the nine months ended September 30, 2006, total operating expenses decreased to $33.2 million compared to $34.2 million for the same period of 2005.

COST OF PRODUCT REVENUE

Cost of product revenue for the quarters ended September 30, 2006 and 2005 were $2.7 million and $2.4 million, respectively. For the nine months ended September 30, 2006, cost of product revenue was $7.7 million compared to $7.1 million for the same period of 2005, and reflects QUADRAMET and PROSTASCINT manufacturing costs, sales-based royalties paid by Cytogen, and the non-cash amortization of the up-front payments to acquire the marketing rights to QUADRAMET and SOLTAMOX.

SG&A EXPENSES

Selling, general and administrative expenses for 2006 remained relatively consistent with 2005 levels. Selling, general and administrative expenses for each of the quarters ended September 30, 2006 and 2005 were $6.7 million. For the nine months ended September 30, 2006, total selling, general and administrative expenses declined to $20.0 million from $20.5 million for the same period of 2005.

R&D EXPENSES

Cytogen's research and development expenses for the quarter ended September 30, 2006 were $1.0 million versus $1.7 million for the same period in 2005. For the nine months ended September 30, 2006, research and development expenses were $5.4 million compared to $3.8 million for the same period of 2005. The changes in research and development expenses were primarily attributable to fluctuations in the timing of expenditures related to CYT-500, a third-generation radiolabeled antibody that Cytogen is developing for prostate cancer, and clinical development initiatives for QUADRAMET and PROSTASCINT. The Company anticipates initiating a Phase 1 study for CYT-500 in 2006.

EQUITY IN LOSS OF JOINT VENTURE

Joint venture expenses reflect costs associated with the PDC, a former joint venture between Cytogen and Progenics Pharmaceuticals, Inc. for the development of in vivo immunotherapies targeting PSMA. As previously disclosed, Cytogen sold its interest in the joint venture during the second quarter of 2006 and has no further obligation to fund the joint venture thereafter. Cytogen's share of the equity in the loss of PDC for the quarter ended September 30, 2005 was $677,000. For the nine months ended September 30, 2006, Cytogen's share of the equity in the loss of PDC was $120,000 compared to $2.9 million in the same period of 2005. For the full year in 2005, Cytogen's share of the loss associated with PDC was $3.2 million.

NON-OPERATING INCOME

For the  three  months  ended  September  30,  2006  and 2005  Cytogen  recorded non-operating income of $122,000 and $703,000, respectively, related to decreases in the value of its warrant liability. For the nine months ended September 30, 2006 and 2005, non-operating income related to decreases in the value of the Company's warrant liability was $304,000 and $703,000, respectively. The 2006 and 2005 adjustments to the Company's long-term warrant liability reflect adjustments to the respective fair values as of September 30, 2006 and 2005.

For the three and nine months ended September 30, 2006, Cytogen recorded net interest income of $376,000 and $1.1 million, respectively, compared to $174,000 and $387,000, respectively, for the same periods in 2005. The increases from the prior year periods were due to higher average yields on higher average cash balances in 2006.

CASH POSITION
-------------

Cytogen's cash and cash equivalents as of September 30, 2006 were $27.0 million compared to $30.3 million as of December 31, 2005. The decrease in cash and cash equivalents from December 31, 2005 is primarily due to net cash used for operations partially offset by net cash proceeds of $13.1 million from the sale of Cytogen's interest in the PDC joint venture.

RECENT HIGHLIGHTS
-----------------

     o On October 26, 2006, Cytogen announced the appointment of Kevin Bratton as the Company's chief financial officer. Mr. Bratton brings more than 35 years of finance leadership to Cytogen. Previously, he served as chief financial officer for the global technology company Metrologic Instruments, Inc. (NASDAQ: MTLG). During Mr. Bratton's tenure at Metrologic, he directed the company's financial operations during a period of significant corporate growth, with substantial increases in sales, net income, cash flow from operations, and working capital.

     o On October 11, 2006, Cytogen entered into a license agreement with InPharma AS (Norway, private) granting the Company exclusive rights for CAPHOSOL in North America and options to license the marketing rights for CAPHOSOL in Europe and Asia. Approved as a prescription medical device, CAPHOSOL is a topical oral agent indicated in the U.S. as an adjunct to standard oral care in treating oral mucositis caused by radiation or high dose chemotherapy. CAPHOSOL is also indicated for dryness of the mouth (hyposalivation) or dryness of the throat (xerostomia) regardless of the cause or whether the conditions are temporary or permanent. The Company expects to introduce CAPHOSOL in the U.S. market in early 2007 and explore partnerships for the product in Europe and Asia. Under the terms of the agreement, Cytogen pays a $5 million upfront fee and will pay an additional $1 million payment after six months. In addition, the Company is obligated to pay royalties based on a fixed percentage of net sales. InPharma is also eligible to receive certain sales-based milestones, which could total an aggregate of $49.0 million, of which payments totaling $35 million are based upon annual sales levels first reaching levels in excess of $30 million.

     o QUADRAMET has been the subject of several recent peer-reviewed publications:

            o "Incident pain and analgesic consumption decrease after samarium infusion: a pilot study" appeared in Supportive Care in Cancer (Support Care Cancer. 2006 Sep 12)
            o "Marrow irradiation with high-doseSm-153-EDTMP followed by chemotherapy and hematopoietic stem cell infusion for acute myelogenous leukemia" appeared in Leukemia & Lymphoma (Leuk
               Lymphoma.   2006  Aug;47(8):1583-92)
            o "Improving outcomes in difficult bone cancers using multimodality therapy, including radiation: physician and nursing perspectives" appeared in Current Oncology Reports (Curr Oncol Rep. 2006 Nov;8(6):415-22)
            o "Platelet function after single Sm-153-EDTMP therapy in prostate cancer" appeared in The Quarterly Journal of Nuclear Medicine and Molecular Imaging (Q J Nucl Med Mol Imaging. 2006 Dec;50(4):330-3)

UPCOMING EVENTS
---------------

     o Connective Tissue Oncology Society (CTOS), November 2-4, 2006: poster presentation, "A dose finding study of Sm-153-EDTMP in patients with high risk osteosarcoma."

     o Corporate presentation at the Rodman & Renshaw 8th Annual Healthcare Conference, which is scheduled for 10:35 a.m. EST on Tuesday, November 7, 2006. The presentation will also be available as a webcast that interested parties can access from the Investor Relations page at http://www.cytogen.com.

     o    American  Society  of   Hematology  (ASH),  December 11, 2006:  poster
          presentation,   "Phase  1  QUADRAMET  plus   bortezomib   (Velcade(R),
          Millennium

          Pharmaceuticals, Inc.) combination results for refractory and relapsed multiple myeloma." This specific combination therapy approach is also discussed in an article appearing in a recent issue of Clinical Cancer Research (Clin Cancer Res. 2006 Oct 15;12(20 Pt 2):6279s-6284s).

CONFERENCE CALL & WEBCAST INFORMATION
-------------------------------------

Cytogen will broadcast its quarterly investor conference call live over the Internet today November 2, 2006, beginning at 4:15 p.m. Eastern Standard Time. The dial-in number for the U.S. is 866-362-5158 and the pass code number is 54929515. The dial-in number for international callers is 1-617-597-5397 and the pass code number is 54929515. This event can also be accessed from Cytogen's Web site at www.cytogen.com. To access the call click on the "Investor Relations" link. A link to the webcast is also available under the Calendar of Events header. The event will be archived and available for replay starting approximately one hour after the call and continuing for 7 days thereafter. The replay dial-in number for the U.S. is 888-286-8010 and the dial-in number for international callers is 617-801-6888. The replay pass code number is 59958421.

ABOUT CYTOGEN CORPORATION
-------------------------

Founded in 1980, Cytogen is a biopharmaceutical company dedicated to advancing the care of cancer patients by building, developing, and commercializing a portfolio of specialty pharmaceutical products. The Company's specialized sales force currently markets QUADRAMET(R), PROSTASCINT(R), and SOLTAMOX(TM) to the U.S. oncology market. QUADRAMET is approved for the treatment of pain in patients whose cancer has spread to the bone, PROSTASCINT is a PSMA-targeting monoclonal antibody-based agent to image the extent and spread of prostate cancer, and SOLTAMOX is the first liquid hormonal therapy approved in the U.S. for the treatment of breast cancer in adjuvant and metastatic settings. In early 2007, Cytogen plans to introduce its fourth approved product to the U.S. market, CAPHOSOL(R), a prescription medical device for the treatment of oral mucositis and dry mouth. The Company is also developing CYT-500, a third-generation radiolabeled antibody to treat prostate cancer. Cytogen's product-focused strategy focuses on attaining sustainable growth through clinical, commercial, and strategic initiatives.

A copy of the full prescribing information for CAPHOSOL, QUADRAMET, PROSTASCINT, and SOLTAMOX, including box warnings, may be obtained in the U.S. from Cytogen Corporation by calling toll free 800-833-3533 or by visiting Cytogen's web site at www.cytogen.com. The Company's website is not part of this press release.


This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and investors are cautioned not to put any undue reliance on any forward-looking statement. There are a number of important factors that could cause Cytogen's results to differ materially from those indicated by such forward-looking statements. In particular, Cytogen's business is subject to a number of significant risks, which include, but are not limited to: the risk of successfully marketing SOLTAMOX and CAPHOSOL; the risk of obtaining the necessary regulatory approvals; the risk of whether products result from development activities; the risk of shifts in the regulatory environment affecting sales of Cytogen's products such as third-party payor reimbursement issues; the risk associated with Cytogen's dependence on its partners for development of certain projects, as well as other factors expressed from time to time in Cytogen's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Cytogen's periodic filings with the SEC. All information in this press release, including the forward-looking statements contained herein, are made only as of the date of this press release, and Cytogen undertakes no obligation to publicly update this information to reflect subsequent events or circumstances.
                                       ###
                        (Financial statements to follow)

                       CYTOGEN CORPORATION & SUBSIDIARIES
                (All amounts in thousands except per share data)
                                   (Unaudited)

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           THREE MONTHS ENDED              NINE MONTHS ENDED
                                                       09/30/06         09/30/05       09/30/06       09/30/05
                                                      ------------     -----------    -----------    -----------
Product revenue:
   QUADRAMET                                               $1,998          $1,991         $6,242         $6,198
   PROSTASCINT                                              2,171           1,525          6,535          5,348
                                                      ------------     -----------    -----------    -----------
     Total product revenue                                  4,169           3,516         12,777         11,546

License and contact revenue                                     3              35              9            155
                                                      ------------     -----------    -----------    -----------
     Total revenues                                         4,172           3,551         12,786         11,701
                                                      ------------     -----------    -----------    -----------
Operating expenses:
   Cost of product revenue                                  2,681           2,386          7,691          7,064
   Selling, general and administrative                      6,737           6,740         19,968         20,456
   Research and development                                   990           1,746          5,435          3,847
   Equity in loss of joint venture                             --             677            120          2,879
                                                      ------------     -----------    -----------    -----------
     Total operating expenses                              10,408          11,549         33,214         34,246

                                                      ------------     -----------    -----------    -----------

Interest income, net                                          376             174          1,053            387
Gain on sale of equity interest in joint venture               --              --         12,873             --
Decrease in value of warrant liability *                      122             703            304            703
                                                      ------------     -----------    -----------    -----------
Net loss                                                  ($5,738)        ($7,121)       ($6,198)      ($21,455)
                                                      ============     ===========    ===========    ===========

Basic and diluted net loss per share                       ($0.26)         ($0.40)        ($0.28)        ($1.31)
                                                      ============     ===========    ===========    ===========

Weighted average common shares outstanding                 22,494          17,857         22,481         16,326
                                                      ============     ===========    ===========    ===========


* Reflects a mark-to-market decrease of $122 and $703 for the three months ended September 30, 2006 and 2005, respectively, and $304 and $703 for the nine months ended September 30, 2006 and 2005, respectively, in the value of the warrant liability related to warrants issued in July and August 2005.

                       CYTOGEN CORPORATION & SUBSIDIARIES
                           (All amounts in thousands)
                                   (Unaudited)

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                    09/30/06                   12/31/05
                                                             ----------------------      --------------------
Assets:
   Cash and cash equivalents                                               $26,972                   $30,337
   Accounts receivable, net                                                  1,802                     1,743
   Inventories                                                               1,774                     3,582
   Property and equipment, net                                                 742                       886
   Product license fees, net                                                 7,737                     6,327
   Other assets                                                              2,096                     1,915
                                                             ----------------------      --------------------
     Total assets                                                          $41,123                   $44,790
                                                             ======================      ====================

Liabilities and stockholders' equity:
   Accounts payable and accrued liabilities                                 $6,488                    $5,271
   Deferred revenue                                                            100                        --
   Other current liabilities                                                    62                        26
   Warrant liability                                                         1,565                     1,869
   Other long-term liabilities                                                  76                        46
   Stockholders' equity                                                     32,832                    37,578
                                                             ----------------------      --------------------
     Total liabilities and stockholders' equity                            $41,123                   $44,790
                                                             ======================      ====================